Exhibit 99.1

NOTICE OF REDEMPTION

To the Holders of

WESTLAKE CHEMICAL CORPORATION

6 5/8% SENIOR NOTES DUE 2016

CUSIP 960413 AE2*

NOTICE IS HEREBY GIVEN that, pursuant to the Indenture dated as of January 1, 2006 (as supplemented by the First Supplemental Indenture to the Indenture dated as of January 13, 2006, the “Indenture”), to which Westlake Chemical Corporation, as Issuer (the “Company”), the Subsidiary Guarantors, and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, National Association), as Trustee (the “Trustee”), are parties, under which the 6 5/8% Senior Notes due 2016 of the Company (the “Notes”) were issued, all remaining outstanding Notes ($250 million aggregate principal amount) will be redeemed on July 29, 2012 (the “Redemption Date”) at a redemption price of 102.208% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date (the “Redemption Price”). The Notes are being redeemed pursuant to Section 3.12 of the Indenture and Paragraph 5(a) of the Notes. This notice of redemption is being sent to Holders of Notes pursuant to Section 3.04 of the Indenture and Paragraph 8 of the Notes. Capitalized terms used but not defined herein shall have the meaning given such terms in the Indenture.

On the Redemption Date, the Redemption Price will become due and payable upon each Note. Unless the Company and the Subsidiary Guarantors default in the payment of the Redemption Price in accordance with the Indenture, interest on the Notes will cease to accrue on and after the Redemption Date and the only remaining right of the Holders of the Notes will be to receive payment of the Redemption Price upon surrender to the Trustee (acting as Paying Agent) of the Notes.

Notes called for redemption must be surrendered to the Trustee (acting as Paying Agent (The Bank of New York Mellon Trust Company, N.A., 101 Barclay Street – 7 East, New York, NY 10286)), in order to collect the Redemption Price. Surrendering of the Notes and payment of the Redemption Price will be made through the facilities of The Depository Trust Company as a Depositary of the Notes.

Holders can inquire about redemption of the Notes by calling The Bank of New York Mellon Trust Company, N.A. at 713-483-6535.

Dated: June 29, 2012

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. on behalf of Westlake Chemical Corporation

The Paying Agent will withhold the applicable withholding rate under the United States backup withholding rules of any payment that is made upon purchase of a Note unless the Holder delivers a properly completed IRS Form W-9 or the Holder otherwise establishes an exemption from such backup withholding.

*	No representation is made as to the correctness of the CUSIP number either as printed on the Notes or as contained in this notice of redemption, and reliance may be placed only on the other identification printed on the Notes.

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